                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13/Amendment No. 53 to Registration Statement Nos. 333-103193/811-03713 on Form N-6 of our report dated March 28, 2013, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of New England Variable Life Separate Account appearing in the Prospectus Supplement, which is part of such Registration Statement, our report dated April 19, 2013, relating to the consolidated financial statements of New England Life Insurance Company and subsidiary (the "Company") (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to changes in the Company's method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012), and our report dated April 2, 2013, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries ("MetLife")(which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to changes in MetLife's method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012 and MetLife's reorganization of its segments in 2012), both appearing in the Statement of Additional Information, which is also part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus Supplement and "Independent Auditors" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 23, 2013